Exhibit 99.1
ICNB FINANCIAL CORPORATION
302 West Main Street
Ionia, Michigan 48846
Telephone: (616) 527-8725
Dear Shareholder:
     On behalf of ICNB Financial Corporation's Board of Directors we cordially invite you to attend a special meeting of shareholders of ICNB Financial Corporation to be held on:
June 19, 2007
10:00 a.m., local time
Royal Heritage Conference Center
2001 East Bluewater Highway
Ionia, Michigan 48846
for the purpose of considering and acting upon approval of an Agreement and Plan of Merger, dated as of February 1, 2007 (the "Merger Agreement"), between Firstbank Corporation ("Firstbank") and ICNB Financial Corporation ("ICNB") pursuant to which ICNB would merge into Firstbank and such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
     The terms of the Merger Agreement, as well as other important information relating to Firstbank and ICNB, are contained in the attached prospectus and proxy statement. Please give this document your careful attention. ICNB's Board of Directors has adopted the Merger Agreement and recommends that ICNB's shareholders vote "FOR" its approval. Only holders of ICNB common stock as of the close of business on May 1, 2007 are entitled to vote at the special meeting.
     This notice and the attached prospectus and proxy statement and the accompanying form of proxy are being mailed on or about May 7, 2007.
     Because of the significance of the proposed Merger to ICNB, your vote at the special meeting, either in person or by proxy, is especially important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.
     Thank you for your prompt attention to this important matter.

Sincerely,

James D. Fast President and Chief Executive Officer

Ionia, Michigan
Exhibit 99.1